COMPUTERSHARE

                                                               Investor Services

                   Computershare Investor Services Pty Limited
                                                ABN48078279277
                   Level 27 Central Plaza One 345 Queen Street
                            Brisbane Queensland 4000 Australia
17 NOVEMBER 2003                          GPO Box 523 Brisbane
                                     Queensland 4001 Australia
                               Investor enquiries 1300 552 270  Australia
                                      Telephone 61 7 3237 2100  Canada
                                      Facsimile 61 7 3229 9080  Channel Islands
THE DIRECTORS                            www.computershare.com  Hong Kong
Progen Industries Limited                                       Ireland
2806 IPSWICH ROAD                                               New Zealand
DARRA QLD 4076                                                  Philippines
                                                                South Africa
                                                                United Kingdom
                                                                USA
DEAR SIRS

CONSENT TO BE NAMED IN PROSPECTUS

Computershare Investor Services Pty Limited ABN 48 078 279 277 hereby gives its consent to be named in the prospectus to be issued in respect of a bonus issue, on the basis of 1 new Option for every 8 ordinary shares held, in the form and context in which it is named, namely as providers of share registry services.

Wording to the effect:-

"Computershare Investor Services Pty Limited has had no involvement in the preparation of any part of this prospectus other than the recording of its name as share registrar of Progen Industries Limited. Computershare Investor Services Pty Limited has not authorised or caused the issue of this Prospectus"

Should be shown in the prospectus.

Yours faithfully


/s/ Mark Casey

MARK CASEY
REGIONAL MANAGER - QUEENSLAND


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